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                                 UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                   FORM 8-K

                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): AUGUST 25, 2000

                        --------------------------

                     PACKAGING RESOURCES INCORPORATED
        (Exact name of Registrant as specified in its charter)

             DELAWARE                    333-05885              36-3321568
 (State or other jurisdiction of (Commission File Number) (IRS Employer Number) Identification or incorporation)

                                ONE CONWAY PARK

                          100 FIELD DRIVE, SUITE 300

                          LAKE FOREST, ILLINOIS 60045

            (Address of principal executive offices) (Zip Code)

                                (847) 295-6100

            (Registrant's telephone number, including area code)

                                      N/A

       (Former name or former address, if changed since last report)



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                            ITEM 5.  OTHER EVENTS.


       On August 25, 2000, HPH Industries, Ltd. ("HPH"), the sole stockholder of Packaging Resources Group, Inc. ("Group"), which is the parent company of Packaging Resources Incorporated ("PRI"), entered into a Stock Purchase Agreement (the "Purchase Agreement") with Sweetheart Cup Company Inc. ("Sweetheart") and Mr. Dennis Mehiel, the Chairman and principal stockholder of Sweetheart, relating to a proposed sale of capital stock of Group to Mr. Mehiel or an affiliate ("Purchaser"). The Purchase Agreement provides that Group will effect a recapitalization whereby its stock will be exchanged for voting stock and non-voting stock, and that Purchaser will acquire all of the non-voting stock and 35% of the voting stock of Group from HPH for $5 million. In addition, Sweetheart will enter into multi-year consulting and non-competition agreements with HPH under which HPH will receive payments aggregating $6 million. Sweetheart also will enter into a joint sales and marketing agreement and a services agreement with PRI. Completion of the transaction is subject to certain conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Closing of the transaction is not conditioned on approval or consent of the holders of Group's and PRI's outstanding indebtedness. Reference is made to the Form 8-K of PRI filed with the Securities and Exchange Commission on August 17, 2000 for a description of Purchaser's proposed restructuring of certain debt of PRI and Group in connection with the transaction.

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SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PACKAGING RESOURCES INCORPORATED,
a Delaware corporation

Date: August 28, 2000


By:    /s/ Jerry J. Corirossi
       ----------------------------------------------------
Name:  Jerry J. Corirossi
Title: Executive Vice President, Finance and Administration
       Chief Financial Officer and duly authorized officer